UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: May 17, 2004

Hawaiian Electric Industries, Inc.

Exact Name of Registrant as Specified in Its Charter

1-8503	99-0208097
Commission File Number	I.R.S. Employer Identification No.

State of Hawaii

(State or other jurisdiction of incorporation)

900 Richards Street, Honolulu, Hawaii 96813

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (808) 543-5662

None

(Former name or former address, if changed since last report.)

Item 5. Other Events and Regulation FD Disclosure

ASB Realty Corporation

In March 1998, ASB formed a subsidiary, ASB Realty Corporation, which elects to be taxed as a real estate investment trust (REIT). This reorganization has reduced Hawaii bank franchise taxes, net of federal income tax benefits, recognized on the financial statements of HEI Diversified, Inc. (HEIDI) and ASB by $21 million (through March 31, 2004) as a result of ASB taking a dividends received deduction on dividends paid to it by ASB Realty Corporation. The State of Hawaii Department of Taxation has challenged ASB’s position and has issued notices of tax assessment for 1999, 2000 and 2001. In October 2002, ASB filed an appeal with the State Board of Review, First Taxation District (Board). In May 2003, the Board heard ASB’s case and issued its decision in favor of the Department of Taxation. As required under Hawaii law, ASB paid the taxes and interest assessed ($17 million) in June 2003 and filed a notice of appeal with the Hawaii Tax Appeals Court. Trial is scheduled to begin in July 2004. On May 14, 2004, the parties stipulated to certain factual statements. On May 17, 2004, the State of Hawaii Department of Taxation and ASB each filed a Motion for Summary Judgment, and both motions are scheduled to be heard on June 7, 2004. ASB believes that its tax position is proper, and the payment of the assessed bank franchise taxes and interest is accordingly being treated like a deposit rather than an expense for financial statement purposes and thus has not affected earnings to date. If it becomes probable that ASB will not prevail on its tax appeal, ASB may be required to write off the deposit and expense the related bank franchise taxes and interest for subsequent years, resulting in a total charge to net income of approximately $24 million (through March 31, 2004).

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAWAIIAN ELECTRIC INDUSTRIES, INC.
(Registrant)

/s/ Eric K. Yeaman
Eric K. Yeaman
Financial Vice President, Treasurer and Chief Financial Officer
(Principal Financial Officer of HEI)

Date: May 18, 2004

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